Exhibit 99.(10)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Services – Experts” and “Services - Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our report on the financial statements of Symetra Separate Account C dated April 17, 2009 and to the use of our report on the statutory-basis financial statements of Symetra Life Insurance Company dated April 10, 2009, in Post-Effective Amendment No. 14 to the Registration Statement (Form N-4, No. 333-41622) of Symetra Separate Account C and related Prospectus of the Spinnaker Advisor Variable Annuity Contract issued by Symetra Separate Account C and Symetra Life Insurance Company.

/s/ Ernst & Young LLP
Seattle, Washington
April 28, 2009